Exhibit 3.423

State of Delaware Secretary of State Division of Corporations Delivered 08:50 PM 07/14/2003 FILED 08:50 PM 07/14/2003 SRV 030461138 - 3681447 FILE

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (SOUTH CAROLINA), LLC

This Certificate of Formation of Time Warner Cable Information Services (South Carolina), LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Information Services (South Carolina), LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 10th day of July, 2003.

Time Warner Cable Inc., Managing Member,

By:	/s/ Gerald D. Campbell
Gerald D. Campbell,
Senior Vice President, Voice

N:\Law\riina\Entities\Forms\LLC\Certificate of Formation LLC.doc

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